EXHIBIT 99.1

CORMEDIX ANNOUNCES CLOSING OF $7.5 MILLION SENIOR SECURED CONVERTIBLE DEBT FINANCING

Berkeley Heights, NJ – January 3, 2019 – CorMedix Inc. (NYSE American: CRMD), a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory disease, today announced that it has closed and drawn a previously announced $7.5 million, senior secured convertible debt financing with its largest shareholder. The loan has a three-year maturity and carries an interest rate of 10% per annum. At the investor’s option, the loan is convertible into the Company’s common stock at a price equal to $1.50 per share. It will be callable beginning in 18 months. Additionally, the loan will automatically convert at the conversion rate into shares of common stock, if, prior to the maturity date, the average closing sale price of the Company's common stock for any 20 trading days during any consecutive 30 trading days equals or exceeds 150% of the conversion price.

In connection with the financing, the Company issued new, five-year warrants to purchase 450,000 shares of its common stock with an exercise price of $1.50 per share, and as previously announced, reduced the exercise price to 1/10th of a cent on two existing warrants held by the shareholder, one to purchase 500,000 shares at $0.65 expiring in May 2019 and the other for 750,000 shares at $0.90 expiring in October 2019.

No underwriter or placement agent was involved with this transaction.

Khoso Baluch, CorMedix CEO commented, “We are pleased to have met our objective to complete this transaction by December 31, 2018. This financing significantly improves our financial condition as we commence what we believe will be the final steps in our Neutrolin® development plan. Our next objective is to report the top line results of the LOCK-IT-100 study, following database lock and unblinding, which are expected to occur in the near future.”

The Company has concurrently filed a Current Report on Form 8-K that contains the full terms and conditions of the transaction.

About CorMedix
CorMedix Inc. is a biopharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of infectious and inflammatory diseases. The Company is focused on developing its lead product Neutrolin®, a novel, non-antibiotic antimicrobial solution designed to prevent costly and dangerous bloodstream infections associated with the use of central venous catheters, currently in Phase 3 development for patients undergoing chronic hemodialysis. Such infections cost the U.S. healthcare system approximately $6 billion annually and contribute significantly to increased morbidity and mortality. Neutrolin has FDA Fast Track status and is designated as a Qualified Infectious Disease Product, which provides the potential for priority review of a marketing application by FDA and allows for 5 additional years of QIDP market exclusivity in the event of U.S. approval. Neutrolin is already marketed as a CE Marked product in Europe and other territories. In parallel, CorMedix is leveraging its taurolidine technology to develop a pipeline of antimicrobial medical devices, with active programs in surgical sutures and meshes, and topical hydrogels.  The company is also working with top-tier researchers to develop taurolidine-based therapies for rare pediatric cancers.  For more information, visit: www.cormedix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, financing plans, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the resources needed to terminate the Phase 3 trial and the costs and time needed to submit a new drug application to the FDA; the risks and uncertainties associated with CorMedix’s ability to manage its limited cash resources and the impact on current, planned or future research, including the continued development of Neutrolin and research for additional uses for taurolidine; obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; risks related to obtaining FDA approval of the new drug application for Neutrolin; relying on preclinical results that may not be indicative of success in clinical trials and might not be replicated in any subsequent studies or trials; and the ability to retain and hire necessary personnel to staff our operations appropriately. These and other risks are described in greater detail in CorMedix’s filings with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Investor Contact:
Dan Ferry
Managing Director
LifeSci Advisors
617-535-7746

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